Exhibit 99.1

LecTec Corporation Announces Director Plans to Retire

September 15, 2010

TEXARKANA, Texas—(BUSINESS WIRE)—LecTec Corporation (OTCBB: LECT) announced today that Sanford M. Brink, a director of LecTec since July 2009 and a current nominee for re-election to the Board at LecTec’s Annual Meeting on September 22, 2010, plans to retire from the Board of LecTec after the Annual Meeting. Mr. Brink indicated that he would remain on the Board until his replacement is identified and ready to be appointed to his seat on the Board. When asked about his reasons for leaving, Mr. Brink said “I have worked hard on behalf of the LecTec shareholders and have come to a point in my life where I wish to focus more time on activities other than company matters. I feel very good about all that we have accomplished during my relatively short time on the Board, and believe that I will be leaving the company in good hands with the election of our new Board members next week.”

Greg Freitag, LecTec’s CEO stated: “We want to thank Sandy Brink for his many years of supporting the company both as a Board member and shareholder, and wish him well as he takes his leave from LecTec. We will commence a search process right away to identify a successor for Mr. Brink’s seat and will update our shareholders on the results of that process at the appropriate time.”

About LecTec

LecTec is an intellectual property (“IP”) licensing and holding company with approximately $9.6M in cash at June 30, 2010. LecTec holds multiple domestic and international patents based on its original hydrogel patch technology and has also filed for a provisional patent for its hand sanitizer patch. The LecTec hydrogel patch technology allows for a number of potential applications, including its previously marketed TheraPatch® products, while its anti-microbial hand sanitizer patch is intended to be dry, thereby rendering the patch harmless in the event that it is licked, chewed, or exposed to the eye. An initial prototype of the hand sanitizer patch has been developed and LecTec intends to engage a strategic partner to complete its hand sanitizer patch development and bring it to market. LecTec also has a licensing agreement (“Novartis Agreement”) with Novartis Consumer Health, Inc., which pays royalties to LecTec from time to time, within the terms of the Novartis Agreement, based upon a percentage of Novartis’ net sales of licensed products. LecTec takes legal action as necessary to protect its IP and is currently involved in two patent infringement actions. Finally, LecTec is pursuing a merger/acquisition strategy with the intent to leverage its cash asset and improve shareholder value and liquidity. The Company’s website is www.lectec.com.

Cautionary Statements

This press release contains forward–looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward looking statements are subject to risks and uncertainties, which could cause results or developments to differ materially from those, indicated in the forward–looking statements. Such risks and uncertainties include, but are not limited to, the Company’s dependence on royalty payments from Novartis Consumer Health, Inc., which is selling an adult vapor patch licensed by the Company, the Company’s dependence on key personnel and Board of Director members, the Company’s pending patent infringement litigation against Chattem, Inc. and Prince of Peace Enterprises, Inc., the issuance of new accounting pronouncements, information disseminated on internet message boards from posters expressing opinions that may or may not be factual, the availability of opportunities for license, sale or strategic partner agreements related to patents that the Company holds, limitations on market expansion opportunities, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and particularly as described in the “Risk Factors” included in our Form 10–K for the year ended December 31, 2009.

Contacts

LecTec Corporation, Greg Freitag, CEO/CFO (903) 832-0993